For Immediate Release

LL FLOORING REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

RICHMOND, Va., May 5, 2021 – Lumber Liquidators (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the first quarter ended March 31, 2021.

“During the first quarter, we delivered positive 6.9% comparable sales and increased our operating income from the first quarter of 2020, driven by continued execution on our transformation initiatives, strong demand for home improvement projects and accelerating year-over-year growth in our installation business,” said President and Chief Executive Officer Charles Tyson. “I want to thank all of our associates for driving our strategic priorities forward during the quarter, demonstrating progress on our four pillars of people and culture, improving the customer experience, driving traffic and transactions, and improving profitability.

“We are intently focused on executing our strategies to drive sales and profitability in 2021. With more than 400 varieties of hard-surface floors featuring a range of quality styles and on-trend designs, we offer our customers quality choices and provide high-touch service and advice to help them achieve their flooring project needs. We will continue to pursue gross margin rate mitigation strategies and disciplined expense management to optimize profitability, and our strong balance sheet and liquidity support the investment in our strategies to position LL Flooring as the customer’s first choice in hard surface flooring over the long term.”

First Quarter Results

First quarter 2021 net sales of $283.5 million increased $16.1 million, or 6.0%, from the first quarter of 2020. Comparable store sales for the first quarter of 2021 increased 6.9% from the first quarter of 2020. We had one fewer selling day in the first quarter of 2021 relative to the prior-year period due to leap year in 2020. Comparable sales growth in 2021 primarily reflected continued execution on the Company’s transformation initiatives and strong consumer demand for installation and home improvement projects, as well as the impact from the onset of COVID-19 shutdowns in March 2020. Net merchandise sales increased 4.7% while net services sales (install and freight) increased 16.8% over the prior year. During the first quarter of 2021, the Company opened three new stores and closed one store, bringing total store count to 412 as of March 31, 2021.

Gross profit increased 10.1% in the first quarter of 2021 to $115.6 million from $105.0 million in the comparable period in 2020 and gross margin increased 150 basis points to 40.8% in the first quarter of 2021 from 39.3% in the first quarter of 2020. For the first quarter of 2021, the Company reported a positive $6.6 million impact from anti-dumping duty rate changes compared to 2020. Excluding this item as shown on the table that follows, Adjusted Gross Profit (a non-GAAP measure) increased by $4.1 million and Adjusted Gross Margin (a non-GAAP measure) of 38.5% decreased by 80 basis points. The decrease in adjusted gross margin was due primarily to the reinstatement of tariffs on certain flooring products imported from China (discussed in the “Section 301 Tariffs” section that follows) partially offset by pricing and promotion strategies, and, to a lesser extent, alternative country sourcing efforts.

SG&A expense increased 6.5% to $102.5 million, or 36.2% of sales, up 20 basis points in the first quarter of 2021 from the comparable period in 2020. SG&A in both quarters included certain costs related to legal matters. In April 2021, the Company settled two employment litigation matters and, as a result, accrued within SG&A a $7.7 million liability during the quarter ended March 31, 2021. Please refer to the Company’s Form 10-Q for the period ended March 31, 2021 for more details.

Excluding these items as shown in the table that follows, Adjusted SG&A (a non-GAAP measure) decreased 0.8% to $94.7 million. As a percent of sales, adjusted SG&A improved 230 basis points, to 33.4% of sales, compared to 35.7% for the same period in the prior year. The decrease in adjusted SG&A was primarily driven by lower advertising costs, reflecting the Company’s strategy to shift spend away from traditional channels into more efficient and effective digital channels, and disciplined expense management.

Operating income was $13.1 million for the first quarter of 2021 compared to $8.8 million for the first quarter of 2020. Adjusted Operating Income (a non-GAAP measure) was $14.4 million for the first quarter of 2021, a year-over-year increase of $4.8 million compared to adjusted operating income of $9.6 million for the first quarter of 2020. As a percent of net sales, adjusted operating margin for the first quarter of 2021 was 5.1%, up 150 basis points from the first quarter of 2020.

The Company had other income of $0.8 million for the three months ended March 31, 2021 compared to other expense of $0.9 million for the three months ended March 31, 2020. Both years included interest on borrowings on our Credit Agreement. The interest expense on borrowings in 2021 was offset by a favorable adjustment of $1.8 million, which has been excluded from Adjusted Earnings, for the reversal of interest expense associated with the $6.6 million anti-dumping duty rate change recognized during the first quarter.

For the three months ended March 31, 2021, the Company recognized income tax expense of $3.3 million, an effective tax rate of 23.4%, compared to income tax benefit of $4.4 million, an effective tax rate of (55.2)%, for the three months ended March 31, 2020. The benefit in 2020 was driven by a $4.7 million benefit related to the provisions of the CARES Act.

Net income for the first quarter of 2021 decreased $1.6 million to $10.6 million compared to $12.2 million for the first quarter of 2020. Adjusted Earnings (a non-GAAP measure) for the first quarter of 2021 were $10.2 million, a year-over-year decrease of $2.6 million compared to adjusted earnings of $12.8 million for the first quarter of 2020, reflecting the income tax benefit in 2020.

Earnings per diluted share was $0.36 for the first quarter of 2021 versus $0.42 in the year ago quarter, and first quarter 2021 Adjusted Earnings Per Diluted Share (a non-GAAP measure) was $0.34 compared to $0.44 for the first quarter of 2020, reflecting the income tax benefit in 2020.

Cash Flow & Liquidity

As of March 31, 2021, the Company had liquidity of $239.9 million, consisting of excess availability under its Credit Agreement of $31.0 million, and cash and cash equivalents of $208.9 million. This represents an increase in liquidity of $108.9 million from March 31, 2020. In addition, the Company’s debt balance as of March 31, 2021 was $101.0 million, unchanged since amending the Credit Agreement on April 17, 2020.

During the first quarter of 2021, the Company generated $44.5 million of cash flows from operating activities compared to $36.0 million for the first quarter of 2020, primarily reflecting increased working capital.

Credit Agreement Amendment

On April 30, 2021, the Company entered into a Second Amendment to the Credit Agreement (the “Second Amendment”) with the Lenders. The execution of the Second Amendment, among other things, converted the FILO Term Loan into the Revolving Credit Facility. The total size of the Credit Agreement remained at $200 million, and the Company still has an option to increase the Revolving Credit Facility to a maximum total amount of $250 million. The maturity date of the Credit Agreement was extended to April 30, 2026.

The Second Amendment decreased the margin for LIBOR Rate Loans (as defined in the Second Amendment) by 1.25% over the applicable LIBOR Rate (as defined in the Second Amendment) with respect to Revolving Loans (as defined in the Second Amendment), and reduced the LIBOR floor from 1.00% to 0.25%. The Second Amendment also decreased the unused commitment fee by 0.25% per annum.

Except as set forth in the Second Amendment, all other terms and conditions of the Credit Agreement remain in place.

“We were pleased to amend our credit agreement to reduce our interest expense and fees, extend our maturity date and increase our financial flexibility,” said Chief Financial Officer Nancy Walsh. “We are monitoring the current macro-economic conditions and the impact of COVID-19, especially as vaccine administration continues, and are considering the timing of repayment of some or all of our debt balance, perhaps as soon as the end of the second quarter of 2021.”

Section 301 Tariffs

The Company’s financial statements have been impacted by Section 301 tariffs on certain products imported from China in recent years. A subset of these imports for certain click vinyl and other engineered products (the “Subset Products”) received an exemption that was made retroactive to the beginning of the Section 301 Tariffs for a period of time but were reinstated in August 2020. The tariffs flow through the income statement as product is sold. The Company has deployed strategies to mitigate tariffs and improve gross margin, primarily through adjusting its pricing and promotion strategies and alternative country sourcing. Please refer to the table on page 11 of this release for a detailed timeline and tariff levels for the key events related to Section 301 Tariffs.

2021 Outlook

The uncertainty surrounding the duration and extent of the impact of COVID-19 as it relates to consumer spending as well as global supply chain disruptions makes it uniquely challenging to accurately forecast future financial performance, and as such, the Company is not providing financial guidance.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 5, 2021, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 12, 2021 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13718863. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of North America’s leading specialty retailers of hard-surface flooring with 412 stores as of March 31, 2021. The Company seeks to offer the best customer experience online and in stores, with more than 400 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://www.LLFlooring.com/quality
●	Follow us on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at www.investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other (Income) Expense; (viii) Adjusted Earnings; and (ix) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804-338-1195

(Tables Follow)

LL Flooring

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2021	2020
Assets
Current Assets:
Cash and Cash Equivalents	$208,864	$169,941
Merchandise Inventories	225,404	244,409
Prepaid Expenses	9,661	9,370
Tariff Recovery Receivable	1,070	4,078
Other Current Assets	9,348	10,354
Total Current Assets	454,347	438,152
Property and Equipment, net	95,679	97,557
Operating Lease Right-of-Use Assets	111,775	109,475
Goodwill	9,693	9,693
Deferred Tax Asset	11,584	11,611
Other Assets	8,227	7,860
Total Assets	$691,305	$674,348

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$75,103	$70,543
Customer Deposits and Store Credits	68,211	61,389
Accrued Compensation	8,588	15,347
Sales and Income Tax Liabilities	6,244	5,793
Accrual for Legal Matters and Settlements - Current	36,594	30,398
Operating Lease Liabilities - Current	32,005	33,024
Other Current Liabilities	26,449	25,761
Total Current Liabilities	253,194	242,255
Other Long-Term Liabilities	6,825	13,293
Operating Lease Liabilities - Long-Term	92,162	90,194
Credit Agreement	101,000	101,000
Total Liabilities	453,181	446,742

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,398 and 30,229 shares issued and 29,025 and 28,911 shares outstanding, respectively)	30	30
Treasury Stock, at cost (1,373 and 1,318 shares, respectively)	(144,352)	(142,977)
Additional Capital	223,899	222,628
Retained Earnings	158,547	147,925
Total Stockholders’ Equity	238,124	227,606
Total Liabilities and Stockholders’ Equity	$691,305	$674,348

LL Flooring

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020

Net Sales
Net Merchandise Sales	$250,043	$238,782
Net Services Sales	33,407	28,592
Total Net Sales	283,450	267,374
Cost of Sales
Cost of Merchandise Sold	142,010	140,745
Cost of Services Sold	25,848	21,657
Total Cost of Sales	167,858	162,402
Gross Profit	115,592	104,972
Selling, General and Administrative Expenses	102,487	96,207
Operating Income	13,105	8,765
Other (Income) Expense	(769)	883
Income Before Income Taxes	13,874	7,882
Income Tax Expense (Benefit)	3,252	(4,353)
Net Income	$10,622	$12,235
Net Income per Common Share—Basic	$0.37	$0.43
Net Income per Common Share—Diluted	$0.36	$0.42
Weighted Average Common Shares Outstanding:
Basic	28,943	28,739
Diluted	29,547	28,853

LL Flooring

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020

Cash Flows from Operating Activities:
Net Income	$10,622	$12,235
Adjustments to Reconcile Net Income:
Depreciation and Amortization	4,664	4,493
Deferred Income Taxes Provision	27	378
Income on Vouchers Redeemed for Legal Settlements	(503)	—
Stock-Based Compensation Expense	1,230	120
Provision for Inventory Obsolescence Reserves	26	452
Gain on Disposal of Fixed Assets	(30)	(743)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	18,002	16,379
Accounts Payable	6,042	9,055
Accrued Compensation	(6,759)	(1,805)
Customer Deposits and Store Credits	6,822	(3,735)
Tariff Recovery Receivable	3,008	(132)
Prepaid Expenses and Other Current Assets	1,301	1,998
Accrual for Legal Matters and Settlements	7,698	—
Payments for Legal Matters and Settlements	(23)	(5)
Other Assets and Liabilities	(7,632)	(2,725)
Net Cash Provided by Operating Activities	44,495	35,965

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(4,296)	(4,480)
Other Investing Activities	58	306
Net Cash Used in Investing Activities	(4,238)	(4,174)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	—	8,000
Payments on Credit Agreement	—	(26,000)
Common Stock Repurchased	(1,375)	(316)
Other Financing Activities	41	—
Net Cash Used in Financing Activities	(1,334)	(18,316)
Effect of Exchange Rates on Cash and Cash Equivalents	—	(44)
Net Increase in Cash and Cash Equivalents	38,923	13,431
Cash and Cash Equivalents, Beginning of Period	169,941	8,993
Cash and Cash Equivalents, End of Period	$208,864	$22,424

Supplemental disclosure of non-cash operating activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$977	$—

Supplemental disclosure of non-cash investing activities:
Tenant Improvement Allowance for Leases	$(585)	$(496)

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year period include:

	Three Months Ended March 31,
	2021		2020
	$	% of Sales	$	% of Sales

	(dollars in thousands) [1]
Gross Profit/Margin, as reported (GAAP)	$115,592	40.8%	$104,972	39.3%

Antidumping Adjustments [2]	(6,566)	(2.3)%	—	—%
Sub-Total Items above	(6,566)	(2.3)%	—	—%

Adjusted Gross Profit/Margin (non-GAAP measures)	$109,026	38.5%	$104,972	39.3%

1	Amounts may not sum due to rounding.
2	Represents antidumping income associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year period include:

	Three Months Ended March 31,
	2021		2020
	$	% of Sales	$	% of Sales

	(dollars in thousands) [3]
SG&A, as reported (GAAP)	$102,487	36.2%	$96,207	36.0%

Accrual for Legal Matters and Settlements [4]	7,675	2.7%	—	—%
Legal and Professional Fees [5]	148	0.1%	793	0.3%
Sub-Total Items above	7,823	2.8%	793	0.3%

Adjusted SG&A/Adjusted SG&A as a % of Sales (a non-GAAP measure)	$94,664	33.4%	$95,414	35.7%

3	Amounts may not sum due to rounding.
4	This amount represents the charge to earnings for the Mason and Savidis matters, which are described more fully in Item 1, Note 7 to the condensed consolidated financial statements filed in the March 31, 2021 10-Q.
5	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year period include:

	Three Months Ended March 31,
	2021		2020
	$	% of Sales	$	% of Sales

	(dollars in thousands) [1]
Operating Income, as reported (GAAP)	$13,105	4.6%	$8,765	3.3%

Gross Margin Items:
Antidumping Adjustments [2]	(6,566)	(2.3)%	—	—%
Gross Margin Subtotal	(6,566)	(2.3)%	—	—%

SG&A Items:
Accrual for Legal Matters and Settlements [4]	7,675	2.7%	—	—%
Legal and Professional Fees [5]	148	0.1%	793	0.3%
SG&A Subtotal	7,823	2.8%	793	0.3%

Adjusted Operating Income/Margin (a non-GAAP measure)	$14,362	5.1%	$9,558	3.6%

1,2,3,4,5    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other (income) expense with comparisons to the prior year periods include:

	Three Months Ended March 31,
	2021		2020
	$	% of Sales	$	% of Sales

	(dollars in thousands) [6]
Other (Income) Expense, as reported (GAAP)	$(769)	(0.3)%	$883	0.3%

Interest impact related to antidumping adjustment [7]	(1,841)	(0.6)%	—	—%
Sub-Total Items above	(1,841)	(0.6)%	—	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$1,072	0.4%	$883	0.3%

6	Amounts may not sum due to rounding.
7	Represents antidumping interest income associated with applicable prior-year shipments of engineered hardwood from China.

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2021	2020
	(in thousands)[1]
Net Income, as reported (GAAP)	$10,622	$12,235
Net Income per Diluted Share (GAAP)	$0.36	$0.42

Gross Margin Items:
Antidumping Adjustments [2]	(4,852)	—
Gross Margin Subtotal	(4,852)	—

SG&A Items:
Accrual for Legal Matters and Settlements [4]	5,672	—
Legal and Professional Fees [5]	109	586
SG&A Subtotal	5,781	586

Other (Income) Expense Items:
Antidumping Adjustments Interest [7]	(1,360)	—
Other (Income) Expense Subtotal	(1,360)	—

Adjusted Earnings	$10,190	$12,821
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.34	$0.44

1,2,3,4,5,6,7    See the Gross Profit, SG&A and Other (Income) Expense sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate of 26.1%.

The following chart provides a timeline and tariff levels for the key events related to Section 301 tariffs (unaudited):

		Section 301		Corresponding approximate
Event	Timing	tariff level on	Tariff level on	percentage of Company's
		imports from China	Subset Products	merchandise subject to tariff
Imposition of Tariffs	September 2018	10%	10% then 0%[8]	48%
Increase in Tariff's	June 2019	25%	25% then 0%[8]	44%
Retroactive Exemption on Subset Products[8]	November 2019	25%	0%	10%
Exemption Not Renewed and Tariffs Re-imposed on Subset Products	August 2020	25%	25%	32%
	March 31, 2021	25%	25%	23%

8 On November 7, 2019, the U.S. Trade Representative granted a retroactive exclusion to September 2018 on Subset Products as defined in the Section 301 Tariffs section above bringing the rate to 0%.